EXHIBIT 10.2 EMPLOYMENT AGREEMENT, DATED AS OF JUNE 16, 2009, BETWEEN REGISTRANT AND CHERYL A. DRAGOO

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of June 16, 2009, by and between BOWL AMERICA INCORPORATED, hereinafter called “Corporation”, and Cheryl A. Dragoo, hereinafter called “Dragoo.”

WITNESSETH:

WHEREAS the parties desire to enter into a new Employment Contract to go into effect on June 29, 2009; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereby agree as follows:

1.           Corporation hereby employs Dragoo, and Dragoo hereby agrees to work for Corporation for a term of one year commencing June 29, 2009, and expiring at the end of Corporation’s next fiscal year on June 27, 2010.

2.           Dragoo shall serve as Controller, Chief Financial Officer and Assistant Treasurer of the Corporation, performing the functions and duties normally performed by a Controller, Chief Financial Officer and Assistant Treasurer.

3.           Dragoo shall devote her full time and attention to the affairs of the Corporation.

4.           The Corporation and Dragoo confirm that her current salary of $151,424 shall continue in effect up to June 29, 2009, at which time Dragoo shall be entitled by way of remuneration for her services the sum of $156,424 for the fiscal year of the Corporation commencing on June 29, 2009 and ending on June 27, 2010, to be paid in bi-weekly installments.

5.           This Agreement is purely personal with Cheryl A. Dragoo and in the event of her death or total disability during the contract period, this Agreement shall terminate and the obligations of the Corporation to make any payments shall cease.

BOWL AMERICA INCORPORATED	ATTEST:

By: Leslie H. Goldberg	Michael T. Dick
President	Assistant Secretary

Cheryl A. Dragoo